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EFP ROTENBERG LLP
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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

IEC Electronics Corp.
105 Norton Street
Newark, New York 14513

As successor by merger, effective October 1, 2009, to the registered public accounting firm Rotenberg & Co., LLP, we hereby consent to the incorporation by reference in the Registration Statements of IEC Electronics Corp. on Forms S-8 (Nos. 333-103847, 331-122181 and 333-151218) of our report dated March 3, 2010 with respect to the financial statements of General Technology Corporation for the years ended December 15, 2009 and December 31, 2008, which appear in the Current Report on Form 8-K/A of IEC Electronics Corp. dated March 3, 2010.

EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
March 3, 2010